Exhibit 3.25

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

JEWELL RESOURCES CORPORATION

1.	The name of the corporation is Jewell Resources Corporation.

2.	The duration of the corporation is perpetual.

3.	The address of the principal office of the corporation in the State of Virginia shall be 15498 Riverside Drive, Oakwood, Virginia 24631.

4.	The purpose for which the corporation is organized are to mine and sell coal, to make coke, and to transact any and all lawful business in which corporations may engage under the Virginia statutes.

5.	The aggregate number of shares which the corporation shall be authorized to issue is one thousand (1,000) shares. Such shares shall be divided into (i) five hundred (500) shares of Common Stock, Class A, with par value of One Dollar ($1.00) per share and (ii) five hundred (500) shares of Common Stock, Class B, with par value of One Dollar ($1.00) per share.

6.	With respect to each matter upon which the shareholders of the corporation are entitled to vote, including, but not limited to, the election of directors, (i) all classes of stock of the corporation shall vote together as a single class, (ii) each share of Common Stock, Class A that is voted on the matter shall be entitled to cast that number of votes necessary so that the total number of votes cast by all of the shares of Common Stock, Class A on the matter in the aggregate constitute ninety percent (90%) of the total votes cast by all shares voted on the matter, and (iii) each share of Common Stock, Class B that is voted on the matter shall be entitled to cast that number of votes necessary so that the total number of votes cast by all of the shares of Common Stock, Class B on the matter in the aggregate constitute ten percent (10%) of the total votes cast by all shares voted on the matter. Except as otherwise provided herein, all other preferences, rights and limitations of each class of stock shall be identical.

7.	The address of the registered office of the corporation in the Commonwealth of Virginia is 4701 Cox Road, Suite 301, Glen Allen, Virginia 23060-6802. The name of the registered agent of the corporation in the Commonwealth of Virginia at such address is CT Corporation System.

8.	No director of the corporation shall be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, except to the extent that by law a director’s liability for monetary damages may not be limited. No amendment or repeal of this Article 8 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

9.	Subject to any other applicable provision of these articles of incorporation, these articles of incorporation may be amended in the manner prescribed at the time by statute, and all rights conferred upon shareholders in these articles of incorporation are granted subject to this reservation.

ARTICLES OF CORRECTION

OF

JEWELL RESOURCES CORPORATION

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 1 of the Code of Virginia, states as follows:

1.	The name of the corporation immediately prior to filing these Articles of Correction is Jewell Resources Corporation.

2.	These Articles of Correction correct (i) the Articles of Restatement of the corporation, effective July 18, 2011, and (ii) the Amended and Restated Articles of Incorporation of the corporation, effective July 18, 2011.

3.	The inaccuracy that appears in Paragraph 4 of the Articles of Restatement is hereby corrected by changing the reference to “one half (1/2) of a share” to “six hundred ninety six thousandths (0.696) of a share,” such that Paragraph 4 now reads:

“Upon the effectiveness of these Articles of Restatement, each issued and outstanding share of capital stock of the corporation shall automatically be converted into six hundred ninety six thousandths (0.696) of a share of Common Stock, Class B of the corporation.”

4.	The inaccuracies that appear in Paragraph 5 of the Amended and Restated Articles of Incorporation is hereby corrected by changing the reference to “five hundred (500) shares of Common Stock, Class A” to “three hundred four (304) shares of Common Stock, Class A” and by changing the reference to “five hundred (500) shares of Common Stock, Class B” to “six hundred ninety six (696) shares of Common Stock, Class B,” such that Paragraph 5 now reads:

“The aggregate number of shares which the corporation shall be authorized to issue is one thousand (1,000) shares. Such shares shall be divided into (i) three hundred four (304) shares of Common Stock, Class A, with par value of One Dollar ($1.00) per share and (ii) six hundred ninety six (696) shares of Common Stock, Class B, with par value of One Dollar ($1.00) per share.”

5.	These Articles of Correction were adopted by written consent of the board of directors of the corporation dated as of July 25, 2011.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Correction of Jewell Resources Corporation dated as of July 25, 2011.

JEWELL RESOURCES CORPORATION
By:	/s/ Dawn A. Womack
Name:	Dawn A. Womack
Title:	Assistant Secretary